Exhibit 10.19

SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS (this “Agreement”) is effective as of November 25, 2009 (the “Effective Date”), by and between Rajeev Seshadri, an individual (“Seshadri”), and LIVEDEAL, INC., a Nevada corporation (the “Company”).

RECITALS

A.           Seshadri is currently employed as the Chief Financial Officer of the Company pursuant to that certain Employment Agreement by and between the Company and Seshadri dated November 17, 2008 (“Employment Agreement”).

B.           The parties mutually agree that it is in their respective best interests to bring their employment relationship to an end on an amicable basis on the Effective Date and pursuant to the terms of this Agreement.

C.           By entering into this Agreement, the parties mutually and voluntarily agree to resolve all issues between them and to be legally bound by the terms set forth below.

AGREEMENTS

In consideration of the premises and the covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.              Acknowledgment and Resignations.  By execution of this Agreement, Seshadri agrees that as of January 2, 2010 (“Resignation Date”) he shall be deemed to have resigned as an officer and employee of the Company without need for any further notice by Seshadri or documentation.  Additionally, Seshadri acknowledges that he has resigned any positions as a director and/or officer of any of the Company’s subsidiaries and affiliates.

Section 2.              Separation Benefits.  In  complete and full satisfaction of all obligations owed to Seshadri by the Company, including, but not limited to, all claims for compensation, severance, benefits, or equity from or in the Company or its successors and assigns (collectively, the “Company Agents”), the parties agree that so long as Seshadri does not revoke this Agreement pursuant to the Limited Right to Revoke contained herein and that Seshadri has signed the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and all certifications related and requisite thereto, that following the Resignation Date he shall be entitled to the following:

(a)           Severance Payment.  The Company will continue to pay Seshadri his existing Salary (as defined in his Employment Agreement) through April 2, 2010, subject to all applicable taxes and withholdings (“Severance Payment”) or at Seshadri’s request, pay his salary due through April 2, 2010 as a lump sum payment on the Resignation Date.

(b)           Stock Options.  Seshadri will be entitled to exercise any stock options that are vested as of the Effective Date for 180 days from the Resignation Date.  All shares underlying options granted to Seshadri that are unvested as of the Effective Date will be immediately forfeited and cancelled.  Seshadri acknowledges that he remains subject to the Company’s Insider Trading Policy, as amended from time to time. As of the Resignation Date, Seshadri has options to purchase 28,125 shares of common stock vested, at an exercise price of $1.45 per share.

(c)           Accrued Benefits.  Seshadri will be entitled to payment of all accrued benefits including up to four weeks of any accrued but unused vacation and paid time off hours that is to be carried over from his employment through November 17, 2009 plus earned and accrued and unused vacation and paid time off hours earned during the period from November 17, 2009 through the Resignation Date.  Additionally, Seshadri shall be fully vested in all contributions made to the 401(k)/Safe Harbor Pension Plan by the Company through the Resignation Date.

(d)           Bonus.  Seshadri shall be paid his bonus of $15,000 applicable to the Company’s fourth fiscal quarter on the Resignation Date.

(e)           Health Insurance.  The Company will pay three months of Seshadri’s COBRA payments; provided that this obligation shall cease upon Seshadri obtaining earlier employment that provides him with similar health insurance coverage.

(f)           The Company will reimburse Seshadri for reasonable legal fees incurred in connection with this Agreement.

Section 3.              Waiver of Severance or Continuing Benefits.  Other than as provided for in this Agreement, Seshadri waives any right to severance or any other benefits in connection with or as a result of the cessation of his employment and other positions with the Company, for any reasons, and agrees that he is only entitled to the payments and other separation benefits provided herein.  Seshadri waives and acknowledges that he is not entitled to any future of continuing health or other benefits (except as may be required by applicable law).

Section 4.              Transition and Consulting Services; Cooperation.  From the Resignation Date until January 31, 2010, Seshadri will serve the Company in a consulting capacity in exchange for a consulting fee of $230 per hour.  Seshadri will make himself available for consulting services requested by the Company for a minimum of 16 hours per week and the use of such consulting services will be at the Company’s sole discretion.  Regardless of whether the Company calls upon Seshadri for consulting services, he will be paid for the 16 hours per week that he has made available.  Payments for the Consulting Services shall be made on a semi-monthly basis in accordance with invoices submitted by Seshadri, and shall be paid by wire transfer on the second day after such invoices are submitted in an electronic format to the CEO of the Company. Non-payment of such invoices shall be deemed a termination of such Consulting Services and the balance of the payments due through January 31, 2010 will be immediately due and payable. Such consulting services agreement shall be renewable on a monthly basis on the same terms and conditions subject only to the agreement of both the Company and Seshadri.  Such consulting services shall, among other requested services, consist of performing such services and taking such actions as may be reasonably requested by the Company to assist the Company in effecting an orderly transition of Seshadri’s duties and responsibilities and the transfer of any important or material information concerning the business and business strategies so as to minimize any adverse impact on the business on account of the departure of the Seshadri; and to otherwise cooperate and consult with the officers and management of the Company concerning issues affecting the Company.  At the Company’s request and discretion, Seshadri’s consulting services will be performed at any of the Company’s offices or remotely.  Seshadri warrants to the Company that any consulting services provided by Seshadri to the Company or its affiliates under this Agreement will be performed in a professional and workmanlike manner.  Notwithstanding any provision hereof, for all purposes of this Agreement each party will be and act as an independent contractor and not as partner, joint venturer, or agent of the other and will not bind nor attempt to bind the other to any contract.  Seshadri will be an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort.  Any travel, accommodation and out-of-pocket expenses associated with providing requested consulting services and which are approved in advance by the Company will be paid for directly by the Company.

Section 5.              Release by Seshadri.  Seshadri will forever release for himself, his marital community, and his respective heirs and/or assigns (the “Seshadri Parties”), the Company and any and all of its parents, subsidiaries, directors, officers, employees, equity holders, agents, representatives, attorneys, insurers, predecessors, successors, and assigns (collectively, the “Company Parties”), from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES, OF ANY NATURE WHATSOEVER, WHICH SESHADRI HAS, HAD, OR MAY HAVE AGAINST THE COMPANY OR ANY OR ALL OF THE COMPANY PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE DATE OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO SESHADRI’S EMPLOYMENT AGREEMENT AND HIS EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF HIS EMPLOYMENT.

By signing this Agreement, Seshadri agrees to FULLY WAIVE AND RELEASE ALL CLAIMS arising out of, or relating to, his employment with the Company, his termination from employment with the Company, or his resignation of any position as officer of the Company, WITH RESPECT TO, any claim or other proceeding arising under:

•	The Civil Rights Act of 1866 (“Section 1981”);
•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”);
•	The Americans with Disabilities Act (“ADA”);

•	The Age Discrimination in Employment Act (“ADEA”);
•	The Labor Management Relations Act (“LMRA”);
•	The National Labor Relations Act (“NLRA”);
•	The Fair Labor Standards Act (“FLSA”);
•	The Family and Medical Leave Act of 1993 (“FMLA”);
•	The Nevada Civil Rights Act;
•	The Nevada Employment Protection Act; and/or
•	Any common law or statutory cause of action arising out of Seshadri’s employment or termination of employment with the Company; and/or
•	Any common law or statutory cause of action arising out of Seshadri’s resignation of any position as an officer of the Company; and/or
•	Any common law or statutory cause of action arising out of Seshadri’s status as a shareholder of Company stock.

This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to this Agreement or to Seshadri’s employment and/or termination of employment with the Company or its predecessors, subsidiaries, successors, or assigns.

The foregoing release shall NOT operate to release, waive, or otherwise impair (i) any right to indemnification by the Company that Seshadri may have pursuant to the Company’s current Articles of Incorporation or Bylaws or as otherwise provided by applicable law; (ii) any right to coverage or protection under any Directors & Officers Liability Insurance Policy maintained by the Company relating to the period of Seshadri’s employment and during the provision of consulting services noted herein; (iii) any claims, rights, or remedies arising from the obligations of the Company under this Agreement;  (iv) any claims, rights, or remedies that Seshadri may have and which may not be released or waived under applicable law (v) any right to participate in any Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local agency investigation, hearing, or proceeding or to file a charge before the EEOC, but Seshadri waives any right to recover any sum from the Company in connection with any such charge, investigation, hearing, or proceeding; or (vi) any vested benefits to the extent vested as of the Resignation Date.

Section 6.             Confidentiality and Non-Disclosure.  Seshadri recognizes and acknowledges that the Company’s trade secrets, proprietary information, and know-how (including, without limitation, any information, materials, records, financial statements, or books provided to Seshadri during the term of his employment), as they may exist from time to time (“Confidential Information”), to which he has had access to and knowledge of, are valuable, special, and unique assets of the Company’s business.  Seshadri will not, in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever, at any time, nor will Seshadri make use of any such Confidential Information for his own purposes or for the benefit of any third party under any circumstances; provided, that these restrictions will not apply to such Confidential Information which is in the public domain (provided that Seshadri was not responsible, directly or indirectly, for such dissemination into the public domain).  Seshadri will use his best efforts to cause all persons or entities to whom any Confidential Information may be permissibly disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.   This Confidential Information section shall be valid for a period of one (1) year.

Section 7.              Non-Solicitation.  For a period of 12 months (which time period will be tolled during any breach of this Section 7) after the Resignation Date, Seshadri will not, directly or indirectly, on behalf of himself or any person or entity, solicit, induce, or encourage (or attempt to solicit, induce, or encourage) any (i) business relationship to cease doing business with the Company, or otherwise interfere with any business relationship; or (ii) person to leave the employ of the Company, whether or not for purposes of obtaining employment with another person or entity, or otherwise interfere in any way with the relationship between the Company and any such person(s).

Section 8.              Return of Company Property.  Except for any document or report or other prepared by or in connection with Seshadri that Seshadri must retain for professional responsibility purposes, or any equipment used by Seshadri and that is first presented to the Chief Executive Officer of the Company, Seshadri hereby agrees that he will immediately return all property in his possession or control belonging to the Company and all copies thereof.  However, Seshadri will not be required to return his Apple computer and related accessories.

Section 9.              Public Statements.  Seshadri and the Company, by and through its officers and directors, will refrain from making any public statements or comments, whether orally, in writing, or transmitted electronically, about, concerning, or in any way related to the other party that may, directly or indirectly, have a material adverse effect upon the other party’s business, prospects, reputation, or goodwill.  Without limiting the generality of the foregoing, Seshadri agrees not to make any public statements or comments about the Company or its products or services, whether on or off the record, and whether orally, in writing, or transmitted electronically, without the prior approval of the Company’s Chief Executive Officer and the Company agrees not to make any public statements or comments about Seshadri or his immediate family, without the prior approval of Seshadri.  Notwithstanding the foregoing, these restrictions shall not apply to any information that the parties are required to disclose in connection with any legal or regulatory proceedings.

Section 10.            Disparaging Comments.  Seshadri will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to the Company or the Company Agents, including, without limitation, the Company’s business or the Company’s prospects, either publicly or privately provided, further, these restrictions shall not apply to any information that Seshadri is required to disclose in connection with any legal or regulatory proceedings.  Similarly, the Company, by and through its officers and directors, will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to Seshadri or his immediate family, either publicly or privately.

Section 11.             Acknowledgments.  The parties, by their execution of this Agreement, affirm that the following statements are true:

(a)           The parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction;

(b)           This Agreement is written in a manner understood by the parties, and they fully understand its content, and understand that it is a WAIVER AND RELEASE OF CLAIMS, as specified herein.  Seshadri expressly understands this WAIVER AND RELEASE OF  CLAIMS includes his existing rights or claims under the ADEA, Section 1981, Title VII, and the Arizona and Nevada Civil Rights Acts;

(c)           Each party represents and warrants that it/he has thoroughly discussed all aspects of this Agreement with counsel of his/its choosing, and that he/it has carefully read and fully understands all of the provisions of this Agreement, including the fact that he/it is releasing  certain claims and potential claims against the other party and certain additional releases all as more specifically set forth herein, and that he/it is entering into this Agreement without coercion and with full knowledge of its significance and the legal consequences thereof.  Seshadri represents and warrants that as part of this Agreement, he is releasing and waiving any claims he believes he may have under the ADEA;

(d)           This Agreement is not to be construed as an admission of liability by any party;

(e)           Except as provided herein, Seshadri acknowledges that the Company has paid all wages and other amounts owed to him as a result of his employment by the Company and that he is due no additional compensation for services rendered; and

(f)           A copy of this Agreement was delivered to Seshadri on November 23, 2009.  Seshadri is advised that he has 21 days from the date he is presented with this Agreement to consider this Agreement.  If Seshadri executes this Agreement before the expiration of 21 days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take 21 days to consider this Agreement.

(g)           Seshadri acknowledges that he has been further advised that he has the right to revoke the Agreement within seven (7) calendar days after signing.  Seshadri understands that any such revocation must be in writing and directed to the Company at the address for notices given pursuant to this Agreement and must be received at such address within the seven (7) calendar day period and that, should Seshadri so revoke, the Company shall not be required to make the payments or take the actions described in this Agreement and this Agreement shall become null and void.

Section 12.            Arbitration.  Reserving to the parties the right to seek enforcement of this Agreement, where appropriate, through injunctive relief, any controversy, dispute, or claim arising out of or relating to this Agreement or any breach of it (“Claims”), will be resolved by binding arbitration in San Francisco, California in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association (“AAA”).  The Claims covered by this Agreement include claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, material status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.  If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties will follow the AAA’s arbitrator selection procedures.  Except as otherwise required by law, the decision of the arbitrator will be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  Each of the parties will bear its or his own attorneys’ fees and costs incurred in connection with the arbitration, except as may otherwise be required by law and except for any attorneys’ fees or costs which are awarded by the Arbitrator pursuant to this Agreement or statute that provides for recovery of such fees and/or costs.  AAA’s administrative expenses will be borne by the Company.  The parties each understand and agree that by using arbitration to resolve any claims between the Company and Seshadri they are giving up any right that they may have to a judge or jury trial with regard to those claims.  The parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this procedure.

Section 13.            Governing Law.  The interpretation, performance, and enforcement of this Agreement will be governed by the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

Section 14.            Severability.  If any provision of this Agreement or the application thereof is held to be invalid, void, or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

Section 15.             Headings.  The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 16.             Indemnification.  In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including, without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and costs of incurred in connection with any such proceeding.

Section 17.            Intent to be Binding.  This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement.  Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement be held invalid.

Section 18.            Waiver.  The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

Section 19.             Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Employment Agreement, any letter of intent, draft agreement, conceptual agreement, or e-mail communication), and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 20.             Injunctive Relief Damages and Forfeiture.  Notwithstanding anything to the contrary in this Agreement, due to the nature of Seshadri’s prior positions with the Company, and with full realization that a violation of this Agreement will cause the Company immediate and irreparable injury and damage which is not readily measurable, and to protect the Company’s interests, Seshadri understands and agrees that, in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by Seshadri.  Similarly, the Company agrees that Seshadri may seek to enforce this Agreement with any action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an authorized representative, and Seshadri has signed this Agreement in his individual capacity, effective as of the date first written above.

This is a Release.  Read Before Signing.

LIMITED RIGHT TO REVOKE

Seshadri may revoke this Agreement at any time within seven days following his execution of the Agreement.  Such revocation must be provided in writing and received during the seven day revocation period.  To be effective, the revocation must be received by the following:

General Counsel
LiveDeal, Inc.
With a copy (which shall not constitute notice) to:
Dmahoney@swlaw.com

Each party understands that this Agreement will not become effective or enforceable until the foregoing revocation period has elapsed with no revocation by Seshadri.

LIVEDEAL, INC.

/s/ Rajeev Seshadri	/s/ Richard Sommer
RAJEEV SESHADRI, an individual	By: Richard Sommer
Its: Chief Executive Officer